EMBRAER REPORTS FOURTH-QUARTER 2004 DELIVERIES

São José dos Campos, January 17, 2005 — Embraer (Bovespa: EMBR3 and EMBR4; NYSE: ERJ) today announced its fourth-quarter 2004 deliveries for the Airline, Corporate and Defense markets.

Deliveries by segment were as follows:

Deliveries by Segment	4th Quarter 2004	YTD 2004
Airline Market
ERJ 135	1	1
ERJ 145	23	87
EMBRAER 170	10	46
Total Airline Market	34	134
Corporate Market
Legacy	8	13
Total Corporate Market	8	13
Defense (*)
EMB 145	-	1
Total Defense Market	-	1

Total	42	148

(*)Includes only deliveries for government authority transportation.

As of December 31, 2004, Embraer’s total firm order backlog, including the Airline, Corporate and Defense markets totaled US$ 10.1 billion. This amount includes firm orders from Air Canada for 15 EMBRAER 175 aircraft and from GECAS for four EMBRAER 170 aircraft, which will be operated by Hong Kong Express Airways. In addition, the firm order backlog includes the previously announced cancellation of 18 ERJ 145 aircraft by American Eagle and a net decrease in orders for the corporate aviation segment by 11 Legacys.

Embraer’s total deliveries forecast for 2005 and 2006 remains unchanged at 145 aircraft for each year.

Embraer’s Airline Market order book by product in December 31, 2004, was as follows:

Product	Firm Orders	Options	Deliveries	Firm Order Backlog
Commercial Airline Market
ERJ 145 Family
ERJ 135	123	2	106	17
ERJ 140	94	20	74	20
ERJ 145	684	314	618	66
Total ERJ 145 Family	901	336	798	103

EMBRAER 170/190 Family
EMBRAER 170	158	177	46	112
EMBRAER 175	15	-	-	15
EMBRAER 190	155	230	-	155
EMBRAER 195	15	20	-	15
Total EMBRAER 170/190	343	427	46	297

Total Commercial Airline Market	1244	763	844	400

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Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. — NYSE: ERJ; Bovespa: EMBR3 and EMBR4) is the world’s leading manufacturer of Commercial jets up to 110 seats with 35 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the global airline, Defense and Corporate markets. With headquarters in São José dos Campos, state of São Paulo, the Company has offices and customer service bases in Australia, China, France, Singapore and the United States. Embraer is among Brazil’s leading exporting companies. As of December 31, 2004 Embraer had a total workforce of 14,648 people, and its firm order backlog totaled US$ 10.1 billion.

IR Contacts

Anna Cecilia Bettencourt
Daniel Bicudo
Andrea Bottcher
Paulo Ferreira
Phone: 55 (12) 3927 1216
Fax 55 (12) 3922 6070
e-mail: investor.relations@embraer.com.br

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among other: general economic, politic and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations.
The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.

Attachment:

FIRM ORDER BACKLOG
COMMERCIAL AIRLINE MARKET
December 31, 2004

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
ERJ 135	123	106	17
American Eagle (USA)	40	40	-
British Midland (UK)	3	3	-
City Airline AB (Sweden)	2	2	-
Continental (USA)	30	30	-
Flandair (France)	3	3	-
Jet Magic (Ireland)	1	1	-
Luxair (Luxembourg)	2	-	2
Pan Europeenne (France)	1	1	-
Proteus (France)	3	3	-
Regional Airlines (France)	3	3	-
Republic Airways (USA)	15	15	-
South Africa Airlink(South Africa)	20	5	15

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
ERJ 140	94	74	20
American Eagle (USA)	59	59	-
Midwest (USA)	20	-	20
Republic Airways (USA)	15	15	-

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
ERJ 145	684	618	66
Aerolitoral (Mexico)	5	5	-
Air Caraibes (Guadalupe)	2	2	-
Alitalia (Italy)	14	14	-
American Eagle (USA)	118	98	20
Axon (Greece)	3	3	-
British Midland (UK)	9	9	-
British Regional Airlines (UK)	23	23	-
Brymon (UK)	7	7	-
China Southern (China)	6	5	1
Cirrus (Germany)	1	1	-
Continental (USA)	245	216	29
ERA (Spain)	2	2	-
Flandre Air (France)	7	5	2
GECAS (PB Air - Thailand)	2	2	-
KLM EXEL (Holland)	2	2	-
Lot Polish (Poland)	14	14	-
Luxair (Luxembourg)	9	9	-
Mesa (USA)	36	36	-
Portugalia (Portugal)	8	8	-
Proteus (France)	11	8	3
Regional (France)	17	14	3
Republic Airways (USA)	68	60	8
Rheintalflug (Austria)	3	3	-
Rio Sul (Brazil)	16	16	-
Sichuan (China)	5	5	-
Skyways (Sweden)	4	4	-
Swiss (Switzerland)	25	25	-
Transtates (USA)	22	22	-

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
EMBRAER 170	158	46	112
Alitalia (Italy)	6	6	-
Cirrus (Germany)	1	1	-
Finnair (Finland)	12	-	12
Gecas (USA)	8	4	4
Lot Polish (Poland)	6	2	4
Republic Airlines (USA)	25	11	14
Swiss (Switzerland)	15	-	15
US Airways (USA)	85	22	63

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
EMBRAER 175	15	-	15
Air Canada (Canada)	15	-	15

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
EMBRAER 190	155	-	155
Air Canada (Canada)	45	-	45
COPA (Panama)	10	-	10
JetBlue (USA)	100	-	100

Program Customer	Firm Orders	Deliveries	Firm Order Backlog
EMBRAER 195	15	-	15
Swiss (Switzerland)	15	-	15

Press offices	Headquarters Rosana Dias: rosana.dias@embraer.com.br Cell: +55 12 9724-4929 Phone: +55 12 3927 1311 Fax: + 55 12 3927 2411	North America Doug Oliver: doliver@embraer.com Phone: +1 954 359 3414 Cell: +1 954 232 9560 Fax: +1 954 359 4755	Europe, Middle East
and Africa

Stephane Guilbaud:
sguilbaud@embraer.fr
Phone: + 33 (0) 1 49 38 44 55
Cell. +33 (0) 6 75 22 85 19
Fax: + 33 (0) 1 49 38 44 56
Catherine Fracchia
cfracchia@embraer.fr
Phone: +33 (0) 1 49 38 45 30